Exhibit 3.1

PAGERDUTY, INC.
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
PagerDuty, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.
1.    The name of this corporation is PagerDuty, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 27, 2010 under the name PagerDuty, Inc.
2.    The Board of Directors of this corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.
3.    Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.    This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 24th day of August, 2018.

By:	/s/ Jennifer Tejada

Jennifer Tejada, President

Exhibit A
PAGERDUTY, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I:  NAME.
The name of this corporation is PagerDuty, Inc. (the “Corporation”)
ARTICLE II:  REGISTERED OFFICE.
The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Vcorp Services, LLC.
ARTICLE III:  PURCHASE.
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
ARTICLE IV:  AUTHORIZED SHARES.
As of the effective date of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”), the total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 85,000,000 shares of Common Stock, $0.000005 par value per share (“Common Stock”), (b) 776,886 shares of FF Preferred Stock, $0.000005 par value per share (“FF Preferred Stock”), and (c) 41,033,345 shares of Preferred Stock, $0.000005 par value per share (“Preferred Stock”), of which 8,058,576 shares are designated as “Series Seed Preferred Stock,” 12,527,852 shares are designated as “Series A Preferred Stock,” 9,019,048 shares are designated as “Series B Preferred Stock,” 5,618,172 shares are designated as “Series C Preferred Stock,” and 5,809,697 shares are designated as “Series D Preferred Stock.” The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.
A.    COMMON STOCK
1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the FF Preferred Stock and Preferred Stock set forth herein.
2.    Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common

Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
3.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Deemed Liquidation Event (as defined below), the assets of the Corporation shall be distributed as provided in Section C(1) of Article IV.
B.    FF PREFERRED STOCK
The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the FF Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.
1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the FF Preferred Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends (other than payable solely in Common Stock) as may be declared from time to time by the Board on a pro rata basis with the holders of the Common Stock based on the number of shares of Common Stock held by each (assuming conversion of all the FF Preferred Stock into Common Stock).
2.    Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Deemed Liquidation Event, the assets of the Corporation shall be distributed as provided in Section C(1) of Article IV.
3.    Redemption. The FF Preferred Stock is not redeemable at the option of any holder.
4.    Conversion. The holders of the FF Preferred Stock shall have conversion rights as follows (the “FF Preferred Stock Conversion Rights”):
4.1    Right to Convert to Common Stock. Each share of FF Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the FF Preferred Stock Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. Any transfer of shares of FF Preferred Stock that is not (i) made in connection with an Equity Financing (as such term is defined in Section 4.2 below), or (ii) authorized by a majority of the Board, shall be deemed an election of an option to convert such shares into Common Stock and each such transferred share of FF Preferred Stock shall automatically convert into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the FF Preferred Stock Conversion Price applicable to such share, determined as hereafter provided, effective immediately prior to such transfer. The initial

FF Preferred Stock Conversion Price per share of FF Preferred Stock shall be $1.00. Such initial FF Preferred Stock Conversion Price shall be subject to adjustment as set forth in Section 4.1.3.
4.1.1    Automatic Conversion. Each share of FF Preferred Stock shall automatically be converted into shares of Common Stock at the FF Preferred Stock Conversion Price at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4.1.2, the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of FF Preferred Stock or (C) the date on which all shares of Preferred Stock are converted into Common Stock pursuant to Section C(3.10) of Article IV.
4.1.2    Mechanics of Conversion. Before any holder of FF Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such FF Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of FF Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such FF Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such FF Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such FF Preferred Stock shall not be deemed to have converted such FF Preferred Stock until immediately prior to the closing of such sale of securities.
4.1.3    FF Preferred Stock Conversion Price Adjustments for Certain Splits and Combinations. The FF Preferred Conversion Price shall be subject to adjustment from time to time as follows:
(a)    Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the date of filing of this Amended and Restated Certificate of Incorporation (the “Filing Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock without a commensurate split or subdivision of the FF Preferred Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents (as defined below) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date

(or the date of such dividend distribution, split or subdivision if no record date is fixed), the FF Preferred Stock Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as provided in Section 4.1.3(c) below.
(b)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination or reverse split of the outstanding shares of Common Stock without a commensurate combination or reverse split of the FF Preferred Stock, then, following the record date of such combination or reverse split, the FF Preferred Stock Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
(c)    The following provisions shall apply for purposes of this Section 4.1.3(c):
(i)    The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.
(ii)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the FF Preferred Stock Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
(iii)    Upon the termination or expiration of the convertibility or exercisability of any such Common Stock Equivalents, the FF Preferred Stock Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.
(d)    No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the FF Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of FF Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the FF Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such FF Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such FF Preferred Stock, in addition to such other remedies as shall be available to the holder of such FF Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.
4.2    Right to Convert to Preferred Stock. A share of FF Preferred Stock shall automatically convert into shares of a subsequent series of preferred stock (“Subsequent Preferred Stock”) of the Corporation at the Conversion Ratio effective immediately upon the purchase by an investor of such FF Preferred Stock in connection with an Equity Financing (as defined below). “Conversion Ratio” shall mean, for each Equity Financing, the inverse of the ratio at which a share of Subsequent Preferred Stock issued in such Equity Financing is convertible into Common Stock of the Corporation (i.e. 1 divided by such conversion ratio), and “Equity Financing” shall mean an equity financing of the Corporation in which the Corporation signs a purchase agreement and sells and issues at least $5,000,000 worth of a series of a Subsequent Preferred Stock of the Corporation. By way of example only, in the event that one share of Subsequent Preferred Stock issued in the Equity Financing is convertible into two shares of Common Stock, the Conversion Ratio shall be one-half (1/2).
4.3    No Impairment. The Corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or the provisions of this Restated Certificate, by amendment of its Restated Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the FF Preferred Stock Conversion Rights against impairment.
4.4    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of FF Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Any notice required by the provisions of this Section 4 to be given to the Corporation shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Corporation’s Board at the principal business address of the Corporation.
4.5    Voting Rights. The holder of each share of FF Preferred Stock shall have the right to one vote for each share of Common Stock into which such FF Preferred Stock could then be directly converted (without first being converted to another series of Preferred Stock), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as required by law. The holders of FF Preferred Stock and Common Stock shall vote together as a single class on all matters.
4.6    Status of Converted Stock. In the event any shares of FF Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
C.    PREFERRED STOCK
The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part C of this Article IV refer to sections of this Part C.
1.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
1.1    Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock or FF Preferred Stock by reason of their ownership thereof, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders (including, but not limited to, any earnout payments, escrow amounts and other contingent payments), an amount per share equal to the greater of (a) the Original Issue Price (as defined below) for such share of Preferred Stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 3 immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled under this Section 1.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Original Issue Price” shall mean (i) $0.25 per share for the Series Seed Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like), (ii) $0.8524783 per share for the Series A Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like), (iii) $3.6811 per share for the Series B Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like), (iv) $10.46635 per share for the Series C Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) and (v) $17.0687 per share for the Series D Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like).

1.2    Payments to Holders of Common Stock and FF Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 1.1, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock and FF Preferred Stock, pro rata based on the number of shares of Common Stock and FF Preferred Stock held by each such holder.
1.3    Deemed Liquidation Events.
1.3.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of (i) at least a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis, (the “Requisite Holders”) and (ii) at least a majority of the outstanding shares of Series D Preferred Stock, voting as a single class on an as-converted basis, (the “Requisite Series D Holders”), elect otherwise by written notice sent to the Corporation:
(a)    a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this Section 1.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; provided, further, that none of the following shall be considered a Deemed Liquidation Event: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (B) a bona fide equity financing in which the Corporation is the surviving corporation; or
(b)    the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets, or exclusive license of all or substantially all of the intellectual property of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer, other disposition or exclusive license is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

1.3.2    Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 1.3 shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 1.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:
(a)    If the value of such property, rights or securities is established in the definitive documentation entered into in connection with such transaction (the “Acquisition Agreement”), then value thereof for purposes of this Subsection 1.3.2 shall be established using the method set forth in the Acquisition Agreement.
(b)    If the value of such property, rights or securities is not established in the Acquisition Agreement, then for securities not subject to investment letters or other similar restrictions on free marketability,

(i)
if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty day period ending three days prior to the closing of such transaction;

(ii)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty day period ending three days prior to the closing of such transaction; or

(iii)	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, including at least one Preferred Director (as defined below).
(c)    If the value of such property, rights or securities is not established in the Acquisition Agreement, then the method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board, including at least one Preferred Director) from the market value as determined pursuant to clause (b) above so as to reflect the approximate fair market value thereof.
2.    Voting.
2.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof; to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.
2.2    Election of Directors. For so long as at least twenty five percent (25%) of the initially issued shares of Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the holders of record of the shares of the Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Preferred Stock Directors”). The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Common Stock Directors”). Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class, classes, or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class, classes, or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.
2.3    Preferred Stock Protective Provisions. At any time when at least twenty five percent (25% of the initially issued shares of Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Corporation shall not, either directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Restated Certificate) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting, or voting (as the case may be) separately as a single class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, alter or repeal any provision of the Restated Certificate or the Bylaws of the Corporation;
(b)    increase or decrease the authorized number of shares of Preferred Stock (or any series thereof), FF Preferred Stock or Common Stock;
(c)    authorize or create (by reclassification or otherwise) any new class or series of capital stock, or debt security convertible into a class or series of capital stock, having rights, powers, or privileges that are senior to or on a parity with any series of Preferred Stock;

(d)    redeem or repurchase any shares of Common Stock, FF Preferred Stock or Preferred Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services);
(e)    effect or agree to the transfer of assets or license of intellectual property outside of the ordinary course of business (unless approved by a majority of the Board of Directors including at least one of the Preferred Stock Directors);
(f)    declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock, FF Preferred Stock or Common Stock;
(g)    increase or decrease the number of directors of the Corporation or change the method of selecting the members of the Board of Directors;
(h)    voluntarily liquidate, dissolve or wind-up the business and affairs of the Corporation or reclassify or recapitalize the outstanding capital stock of the Company, effect any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 2.3;
(i)    make any borrowings, loans or guarantees in excess of $500,000, (unless approved by the Board of Directors including at least one of the Preferred Stock Directors);
(j)    enter into any transaction with a director or officer of the Company (unless approved by a disinterested majority of the Board of Directors); or
(k)    acquire a business (unless approved by a majority of the Board of Directors including at least one of the Preferred Stock Directors).
2.4    Series B Preferred Stock Protective Provisions. At any time when at least twenty five percent (25%) of the initially issued shares of Series B Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock (the “Requisite Series B Holders”), given in writing or by vote at a meeting, consenting, or voting (as the case may be) separately as a series:
(a)    Alter, waive or change the rights, preferences or privileges of the Series B Preferred Stock, or the rights of other Preferred Stock, in a manner that impacts the Series B Preferred Stock adversely and in a manner different and disproportionate from other series of Preferred Stock;

(b)    waive anti-dilution protection with respect to the Series B Preferred Stock (other than issuances of securities described in Section 3.4.1(b)(i)-(vii) below) or amend the anti-dilution provisions in a manner adverse to the Series B Preferred Stock;
(c)    take any action that would result in the automatic conversion of the Series B Preferred Stock unless in connection with a Qualified IPO (as defined below) (the size of which shall not be reduced without approval of the Series B Preferred Stock);
(d)    waive the treatment of any event as a Deemed Liquidation Event; or
(e)    amend the liquidation preference per share of the Series B Preferred Stock.
2.5    Series C Preferred Stock Protective Provisions. At any time when at least twenty five percent (25%) of the initially issued shares of Series C Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock (the “Requisite Series C Holders”), given in writing or by vote at a meeting, consenting, or voting (as the case may be) separately as a series:
(a)    Alter, waive or change the rights, preferences or privileges of the Series C Preferred Stock, or the rights of other Preferred Stock, in a manner that impacts the Series C Preferred Stock adversely and in a manner different and disproportionate from other series of Preferred Stock;
(b)    waive anti-dilution protection with respect to the Series C Preferred Stock (other than issuances of securities described in Section 3.4.1(b)(i)-(vii) below) or amend the anti-dilution provisions in a manner adverse to the Series C Preferred Stock;
(c)    take any action that would result in the automatic conversion of the Series C Preferred Stock unless in connection with a Qualified IPO (as defined below) (the size of which shall not be reduced without approval of the Series C Preferred Stock);
(d)    waive the treatment of any event as a Deemed Liquidation Event; or
(e)    amend the liquidation preference per share of the Series C Preferred Stock.
2.6    Series D Preferred Stock Protective Provisions. At any time when at least twenty five percent (25%) of the initially issued shares of Series D Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Restated Certificate) the written consent or affirmative vote of the Requisite Series D Holders, given in writing or by vote at a meeting, consenting, or voting (as the case may be) separately as a series, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    Alter, waive or change the rights, preferences or privileges of the Series D Preferred Stock, or the rights of other Preferred Stock, in a manner that impacts the Series D Preferred Stock adversely and in a manner different and disproportionate from other series of Preferred Stock;
(b)    waive anti-dilution protection with respect to the Series D Preferred Stock (other than issuances of securities described in Section 3.4.1(b)(i)-(vii) below) or amend the anti-dilution provisions in a manner adverse to the Series D Preferred Stock;
(c)    take any action that would result in the automatic conversion of the Series D Preferred Stock unless in connection with a Qualified IPO (as defined below) (the size of which shall not be reduced without approval of the Series D Preferred Stock);
(d)    waive the treatment of any event as a Deemed Liquidation Event;
(e)    amend the liquidation preference per share of the Series D Preferred Stock; or
(f)    amend this Section 2.6.
3.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
3.1    Right to Convert.
3.1.1    Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock shall initially mean the Original Issue Price for such series of Preferred Stock as of the Filing Date. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
3.1.2    Termination of Conversion Rights. Subject to Section 3.3.1 in the case of a Contingency Event (as defined therein), in the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Preferred Stock.
3.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
3.3    Mechanics of Conversion.
3.3.1    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) pay in cash such amount as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred Stock converted.
3.3.2    Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized, but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of

Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary so that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
3.3.3    Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 3.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.
3.3.4    No Further Adjustment. Upon any conversion of shares of Preferred Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Common Stock delivered upon conversion.
3.4    Adjustment for Certain Dilutive Issuances, Stock Splits and Combinations.
3.4.1    Issuance of Additional Stock Below Purchase Price. If the Corporation should issue, at any time or from time to time after the Filing Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the applicable series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 3.4.1, unless otherwise provided in this Section 3.4.1.
(a)    Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section 3.4.1, the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 3.4.1(e).

(b)    Definition of “Additional Stock”. For purposes of this Section 3.4.1, “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3.4.1(e)) by the Corporation after the Filing Date, other than:
(i)    Common Stock (or options therefor) issued or issuable, sold, granted or reserved for issuance to employees, consultants, officers or directors of the Corporation pursuant to stock purchase or stock option plans or agreements or other incentive stock arrangements approved by the Board of Directors;
(ii)    shares of Common Stock or Preferred Stock (or options or warrants therefor) issued to leasing companies, landlords, company advisors, lenders and other providers of goods and services to the Company, in each case approved by the Board of Directors including at least one of the Preferred Stock Directors;
(iii)    shares of Common or Preferred Stock (or options or warrants therefore) issued to entities in connection with joint ventures, development projects, acquisitions, or other strategic transactions, in each case approved by the Board of Directors including at least one of the Preferred Stock Directors;
(iv)    securities issued pursuant to stock splits, stock dividends or similar transactions, as described in Section 3.4 above;
(v)    Common Stock issued or issuable in a Qualified IPO in connection with which all outstanding shares of Preferred Stock are converted to Common Stock;
(vi)    securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Filing Date including, without limitation, warrants, notes, options or other rights to acquire securities of the Corporation, in each case, provided such issuance is pursuant to the terms of such convertible, exchangeable or exercisable securities; and
(vii)    securities issued or issuable in any other transaction for which exemption from these price-based antidilution provisions is approved by the affirmative vote of (i) the Requisite Holders and (ii) (x) with respect to the Series B Preferred Stock, the Requisite Series B Holders, (y) with respect to the Series C Preferred Stock, the Requisite Series C Holders and (z) with respect to the Series D Preferred Stock, the Requisite Series D Holders.
(c)    No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(d)    Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.
(e)    Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 3.4.1:
(i)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 3.4.1(d)1.First: A.3.4.1(d) above).
(ii)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.
(iii)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.
(iv)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 3.4.1(d) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3.4.1(e)(ii) or Section 3.4.1(e)(iii).
(f)    No Increased Conversion Price. Notwithstanding any other provisions of this Section 3.4.1, except to the limited extent provided for in Section 3.4.1(e)(ii) and Section 3.4.1(e)(iii), no adjustment of the Conversion Price pursuant to this Section 3.4.1 shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
(g)    No Adjustment of Series D Conversion Price. No adjustment in the Conversion Price of the Series D Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Stock if the Corporation receives written notice from the Requisite Series D Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Stock.
3.4.2    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 3.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.
3.5    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock or Common Stock Equivalents, then and in each such event the Conversion Price for each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:
(a)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(b)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 3.5 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.
3.6    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of each series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.
3.7    Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date the Common Stock issuable upon the conversion of each series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 3.4, 3.5, 3.6 or 3.8 or by Section 1.3 regarding a Deemed Liquidation Event), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.
3.8    Adjustment for Merger or Consolidation. Subject to the provisions of Section 1.3, if there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 3.5, 3.6 or 3.7), then, following any such consolidation or merger, provision shall be made that each share of each series of Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.
3.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.
3.10    Mandatory Conversion. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the gross proceeds to the Corporation equal or exceed $50,000,000 (a “Qualified IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (A) the Requisite Holders and (B) (x) with respect to the Series B Preferred Stock only, the Requisite Series B Holders at the time of such vote or consent, (y) with respect to the Series C Preferred Stock only, the Requisite Series C Holders at the time of such vote or consent and (z) with respect to the Series D Preferred Stock only, the Requisite Series D Holders at the time of such vote or consent (the time of such closing of a Qualified IPO or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable ratio described in Section 3.1.1 as the same may be adjusted from time to time in accordance with Section 3 and (ii) such shares may not be reissued by the Corporation.
3.11    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Section 3.10. Unless otherwise provided in this Restated Certificate, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 3.10, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 3.11. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.
4.    Dividends. The holders of shares of the Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends on the Common Stock payable in Common Stock or Common Stock Equivalents) on the FF Preferred Stock and Common Stock of the Corporation, at the rate of 6% (rounded to the nearest fifth decimal) of the Original Issue Price (as defined in Section 1.1 above) per share per annum on each outstanding share of Preferred Stock then held by them; payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock, FF Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock and FF Preferred Stock into Common Stock).
5.    Redeemed or Otherwise Acquired Shares. The Preferred Stock is not redeemable at the option of the holder thereof. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.
6.    Waiver. Except as otherwise explicitly set forth herein, any of the rights, powers, privileges and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of the Requisite Holders.

7.    Notice of Record Date. In the event:
(a)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice.
8.    Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
ARTICLE V:  PREEMPTIVE RIGHTS.
No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation, except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.
ARTICLE VI:   DISTRIBUTIONS.
Distributions by the Corporation may be made without regard to “preferential dividends arrears amount” or any “preferential rights,” as such terms may be used in Section 500 of the California Corporations Code.

ARTICLE VII:  BYLAW PROVISIONS.
A.    AMENDMENT OF BYLAWS. Subject to any additional vote required by the Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
B.    NUMBER OF DIRECTORS. Subject to any additional vote required by the Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
C.    BALLOT. Elections of directors need not be by written ballot, unless the Bylaws of the Corporation shall so provide.
D.    MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
ARTICLE VIII:  DIRECTOR LIABILITY.
A.    LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
B.    INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
C.    MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX:  EXCLUDED OPPORTUNITIES.
A.    The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Ninth will only be prospective and will not affect the rights under this Article Ninth in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Holders, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Ninth.
ARTICLE X:  CALIFORNIA CORPORATIONS CODE.
A.    For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).
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